EXHIBIT 99.1

                       PRESS RELEASE DATED AUGUST 11, 1998



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                             AMSTERDAM FEDERAL BANK

For Immediate Release

For further information contact:

         AMBANC:           Bud Barnett, President             (518) 842-7200
         AFSALA:           John M. Lisicki, President,
                           Chairman of the Board
                           and Chief Executive  Officer       (518) 842-5700

               AMBANC AND AFSALA ANNOUNCE SETTLEMENT WITH HOLTZMAN

Amsterdam, NY - August 11, 1998 Ambanc Holding co., Inc. (Nasdaq AHCI) and AFSALA Bancorp, Inc. (Nasdaq AFED) announced today that they have reached an agreement with Seymour Holtzman, a stockholder of both companies, regarding the pending merger of the two companies.

Mr Holtzman has agreed to drop all litigation against Ambanc, refrain from any future litigation until at least January 1, 2000, fully support and vote for the pending merger of Ambanc and AFSALA and vote for Ambanc's nominees for director and avoid becoming involved with any other hostile action at the annual meeting of Ambanc stockholders to be held in 1999.

In return, Ambanc has agreed to retain Sandler, O'Neill and Partners, LP, its regular investment banker, to seek ways to maximize shareholder value following completion of the merger, including the possible merger of the combined companies with a third party. If Ambanc has not entered into a merger or acquisition agreement with a third party acquirer on or before April 1, 1999, or a merger or acquisition is not consummated, Ambanc has agreed to appoint to the Ambanc board two persons from a list of at least four persons selected by Mr. Holtzman. Finally, Ambanc and AFSALA have agreed to reimburse Mr. Holtzman $80,000 for a portion of his expenses incurred in the litigation with Ambanc and his actions with respect to the merger.

Lauren T. Barnett, acting President of Ambanc, stated: "We are very pleased to have this expensive litigation behind us and to be working with Mr. Holtzman in a cooperative fashion for the benefit of all the stockholders. We believe that working together, and with the anticipated benefits of AFSALA becoming part of our company and bringing with its superb management talent in John Lisicki, we can maximize the value of our shareholders' investment."

John M. Lisicki, President, Chief Executive Officer and Chairman of the Board of AFSALA stated: "With this action today we can focus on achieving the synergies and cost savings that make our pending merger with Ambanc so attractive. Our focus will be on achieving the best possible results for the shareholders of the combined institutions and we look forward to working with Mr. Holtzman in a very constructive and positive way."

The special meetings of the shareholders of Ambanc and AFSALA will beheld on September 1 and September 3, respectively. Closing is expected to occur early in the fourth quarter.